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                                  EXHIBIT 23.1


                              CONSENT OF KPMG LLP



The Board of Directors
Synopsys, Inc.

     We consent to incorporation herein by reference of our reports dated October 26, 1998, relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of September 30, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998, and the related schedule, which reports appear in the September 30, 1998, Annual Report on Form 10-K of Synopsys, Inc.

/s/ KPMG LLP
KPMG LLP

Mountain View, California
April 26, 1999